================================================================================

CYTEC                                                NEWS & INFORMATION

================================================================================

CYTEC INDUSTRIES INC.
FIVE GARRET MOUNTAIN PLAZA
WEST PATERSON, NEW JERSEY 07424
WWW.CYTEC.COM

CONTACTS:
*DAVE DRILLOCK (INVESTMENT COMMUNITY)
 (973) 357-3249
*GEORGE YURO (MEDIA)
 (973) 357-3319

RELEASE DATE: IMMEDIATE

             CYTEC REPORTS SIGNIFICANTLY IMPROVED FIRST QUARTER EPS
                           ---2003 OUTLOOK IMPROVED---

West Paterson, New Jersey, April 17, 2003 - Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the first quarter of 2003 were $15.3 million or $0.38 per diluted share on sales of $367 million including a Cumulative Effect charge of $13.6 million after tax ($0.34 per diluted share) for the adoption of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations". Excluding this charge, net earnings were $28.9 million or $0.73 per diluted share. Net earnings for the comparable period of 2002 were $7.0 million or $0.17 per diluted share, on sales of $318 million including net restructuring charges of $10.1 million after tax or $0.25 per diluted share. Excluding these charges earnings per diluted share were $0.42 for the first quarter of 2002.

David Lilley, Chairman, President and Chief Executive Officer said, "Our momentum from last year has continued into 2003 in spite of the continuing global economic uncertainty. In Specialty Chemicals, sales were higher as demand kept pace with the second half of 2002 and many of our commercial upsides were realized. For Specialty Materials, sales were higher reflecting high replacement part purchases and what we believe to be inventory re-

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building by certain customers from low year-end levels. Building Block Chemicals sales primarily reflect stronger acrylonitrile market conditions."

"Overall, raw material and energy costs increased based on higher global petroleum and higher natural gas costs in the United States. There was some tightness in supply of key raw materials, but supply chain initiatives kept the plants operating. Freight costs increased in the quarter as surcharges went into effect for high fuel costs. Favorably impacting earnings were exchange rate changes, primarily from the European and Asian currencies, and a lower effective tax rate.

WATER AND INDUSTRIAL PROCESS CHEMICALS SALES INCREASED 13%; OPERATING EARNINGS IMPROVE TO $7 MILLION

Mr. Lilley continued, "In Water and Industrial Process Chemicals selling volumes were up 11% with increases in all product lines. Exchange rate changes increased sales by 3% and selling prices were down 1%. For water treatment chemicals, our strategy to increase focus on our full service customers is working as sales in this important category continue to grow. Mining and Phosphine chemicals showed good volume growth as demand improved.

The improved operating earnings were primarily the result of the higher sales volumes, favorable exchange rate changes and the leverage impact from higher production levels. These were offset somewhat by higher raw material, primarily propylene, and energy costs."

PERFORMANCE PRODUCTS SALES INCREASED 10%; OPERATING EARNINGS IMPROVE TO $12 MILLION

"For Performance Products selling volumes were up across all product lines and overall up 5%, exchange rates changes increased sales 5% and selling prices were up slightly. Demand remained strong in the Asia-Pacific region with North America and Europe down slightly. Many of our new business opportunities are also being realized.

Operating earnings increased principally due to the higher sales volumes, favorable exchange rate changes and higher production levels offset somewhat by higher raw material, primarily ammonia and methanol derivatives, and energy costs."

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SPECIALTY MATERIALS SALES INCREASED 5%; OPERATING EARNINGS IMPROVE TO $22
MILLION

"In Specialty Materials overall selling volumes improved approximately 5%, selling prices reduced sales approximately 1% and exchange rate changes increased sales by 1%. Demand increased for military applications and we experienced increased sales of replacement material, primarily for rotorcraft blades. Sales in the commercial aircraft sector essentially remained at prior year levels.

"The increase in operating earnings primarily reflects the higher sales volume and the resulting leverage impact on our production costs from the higher demand. Raw material costs while increasing were not a large factor in this segment.

BUILDING BLOCK CHEMICALS SALES INCREASE 74%; OPERATING EARNINGS IMPROVE TO $4 MILLION

"Building Block Chemicals selling volumes improved 47%, selling prices increased 22% and exchange rate changes increased sales by 6%. The main factor for the sales volume increase is improved acrylonitrile market conditions. Global supply remains tight and as a result our acrylonitrile plant essentially ran at capacity while in the first quarter of 2002 the plant ran at approximately 70% of capacity.

Raw material and energy costs, primarily propylene, ammonia and natural gas were higher in the quarter but were more than offset by the acrylonitrile plant increased capacity utilization plus lower operating costs, thus leading to the improved operating earnings.

CORPORATE AND UNALLOCATED

James P. Cronin, Executive Vice President and Chief Financial Officer commented, "Corporate and Unallocated is significantly improved over the prior year period. Included in the first quarter results for 2002 is a net charge to earnings of $15.2 million for restructuring costs ($10.1 million after tax or $0.25 per diluted share) primarily reflecting the Company's efforts to streamline the organization and increase efficiencies.



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EARNINGS IN ASSOCIATED COMPANIES

Mr. Cronin continued, "Equity in earnings of associated companies increased over the prior year primarily reflecting higher sales and continued cost reduction efforts at CYRO Industries, our 50% owned acrylic plastics joint venture.

EFFECTIVE TAX RATE

Mr. Cronin continued, "The Company continues to place considerable emphasis on global tax planning and most importantly execution. These factors, together with an increased level of investment and earnings in lower tax jurisdictions and our continuing evaluation of the Company's global tax position, resulted in a reduction of our effective tax rate to 30.0% down from last year's 33.5%.

CASH FLOW

Mr. Cronin added, "First quarter cash flow generated by operations was $10 million and capital expenditures were $19 million. Accounts receivable is up in line with the increased sales, inventory levels reflect the higher demand and are offset by the corresponding increase in accounts payable. The increase in capital expenditures is primarily due to renovation work on the Specialty Chemicals research facility. This project continues on schedule. Our expectations for capital expenditures remain in the range of $90-$100 million for all of 2003. During the quarter we also paid down $100 million of our debt from existing cash balances.

SHARE REPURCHASE

Mr. Cronin commented, "During the first quarter of 2003 we completed the $100 million buyback authorization announced in the fourth quarter of 2000 and also announced and began repurchasing under a new $100 million stock buyback authorization. In total, during the quarter, we repurchased approximately 384,100 shares of stock at a cost of $11.3 million that favorably impacted earnings per share.



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NEW ACCOUNTING STANDARD

Mr. Cronin continued, "In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standard No. 143 (FAS 143), "Accounting for Asset Retirement Obligations". This standard applies to legal obligations associated with long-lived assets that result from the acquisition, construction development and/or normal use of an asset. It became effective January 1, 2003.

As a result of the adoption of this standard, included in first quarter results is a non-cash, after-tax charge of $13.6 million reported as a cumulative effect of a change in accounting principle. Our balance sheet reflects a long-term liability of approximately $23 million, a long-term deferred tax asset of $7 million and an increase in the gross carrying amount of the associated assets of approximately $5 million and related accumulated depreciation of approximately $3 million.

The long-term liability relates primarily to estimated costs for disposal of building materials and other closure obligations for existing structures upon renovation, closure or dismantlement related to certain of our facilities.

The annual expense in 2003 as a result of this new standard is expected to be approximately $2 million ($1.4 million after-tax or $0.04 per diluted share) and is reflected in our updated outlook for 2003.

UPDATE ON 2003 OUTLOOK

Mr. Lilley commented, "Our momentum from the fourth quarter of last year continues and we are pleased with our strong first quarter results. However, there remains considerable uncertainty in the global economy. Natural gas costs in the United States and global oil prices, while at lower levels than earlier in the quarter, are still high continuing the upward bias on raw materials and this will have a significant adverse impact particularly in Specialty Chemicals.


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In spite of the economic uncertainty the Cytec team continues to execute on the factors we can control. Our strong momentum plus our actions this quarter lead us to revise upwards our earnings per diluted share (EPS) guidance. In January 2003 we forecasted full year 2003 earnings per diluted share to be up approximately 5% over the 2002 adjusted EPS of $2.04. Assuming no further decline in the global economy except as indicated below, and taking into account our results for the first quarter of 2003 plus our anticipated lower effective tax rate, we now forecast full year EPS to be up approximately 10% over 2002's adjusted EPS of $2.04. The EPS forecast for 2003 includes the $0.04 per diluted share for the ongoing expense for the adoption of FAS 143 but excludes the associated cumulative effect charge as discussed by Mr. Cronin earlier. Our full year outlook for the individual segments follows.

"In the Water and Industrial Products segment, we project sales to increase about 6% with new products and geographical expansion accounting for 3% and the favorable impact of exchange rate changes accounting for the balance. However, our Operational Excellence initiatives plus the favorable impact of exchange rate changes will not be able to offset the headwinds from higher raw materials, particularly propylene and we now expect full year earnings to be down about 5-10% from 2002.

"For the Performance Products segment, we still anticipate overall market growth being flat. However through international expansion and new products, we expect sales to increase about another 3% and the favorable impact of exchange rate changes accounting for another 3%. The resulting profit and leverage from the higher sales and additional Operational Excellence programs should more than offset the higher than expected raw material costs derived from ammonia and methanol derivatives. The net result is that we now expect earnings to increase approximately 10% over the prior year.

"In Specialty Materials, the markets for commercial aircraft appear to be holding as expected although recent challenges to commercial air travel seem to indicate possible further weakness. We are remaining cautious in our estimate for this segment and are anticipating that the commercial aerospace market will soften. We have built into our


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revised estimate some further reductions in demand for commuter and business jets. Our expectation now is for Specialty Materials 2003 sales to be flat year on year and earnings to be about 10%-12% lower than 2002 given a less favorable mix and increased expenses.

"In Building Block Chemicals, we forecast demand for 2003 to remain at the levels we experienced in the second half of 2002 and for most of our plants to be run generally at capacity levels. Raw material and energy costs are higher than we originally anticipated but selling prices are also higher. The net result of the above should be 2003 full year earnings to be in a range of $12-15 million.

Our guidance for earnings from our associated companies remains unchanged at about 20% over 2002. Our estimated effective tax rate for 2003 is reduced to 30% from 2002's 33.5%.

"Based on the above full year assumptions, the Company expects second quarter 2003 EPS to be in the range of $0.50 to $0.55. The Company will next update the 2003 outlook when it reports its second quarter 2003 operating results.

So we have begun 2003 with a strong start and continue our momentum, yet are flexible enough to react to the challenges of the global economy. In spite of this difficult and uncertain global economy we raised our projected adjusted EPS growth for 2003 to 10% over 2002. We remain vigilant to global events and their impact on Cytec but are focussed on the numerous growth opportunities and internal improvements still before us."

INVESTOR CONFERENCE CALL TO BE HELD ON APRIL 21, 2003, 11:00 A.M. EDT

Cytec will host their first quarter earnings release conference call on April 21, 2003 at 11:00 a.m. EDT. The conference call will also be simultaneously webcast for all investors from Cytec's website WWW.CYTEC.COM. Select the Investor Relations page to access the live conference call.


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A recording of the conference call may be accessed by telephone from 2:00 p.m.
EDT on April 21, 2003 until April 27, 2003 at 11:00 p.m. EDT by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 604336. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

CORPORATE PROFILE

Cytec Industries is a specialty chemicals and materials technology company with sales in 2002 of $1.3 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.

                          (Financial Tables to Follow)








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
                                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF INCOME
                           (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                             THREE MONTHS ENDED MARCH 31,
                                                              ---------------------------------------------------------
                                                                         2003                           2002
                                                              ---------------------------    --------------------------
                                                               REPORTED      ADJUSTED (A)     REPORTED     ADJUSTED (A)
                                                              -----------    ------------    ------------  ------------
Net sales                                                    $     367.4    $      367.4    $      318.0  $      318.0
Manufacturing cost of sales                                        272.4           272.4           248.0         237.2
Selling and technical services                                      30.1            30.1            31.7          29.6
Research and process development                                     8.2             8.2             8.9           7.9
Administrative and general                                          11.8            11.8            13.2          12.3
Amortization of acquisition intangibles                              0.8             0.8             0.8           0.8
                                                              -----------    ------------    ------------  ------------
Earnings from operations                                            44.1            44.1            15.4          30.2
Equity in earnings of associated companies                           2.5             2.5             1.1           1.5
Other expense, net                                                   1.2             1.2             0.9           0.9
Interest expense, net                                                4.1             4.1             5.1           5.1
                                                              -----------    ------------    ------------  ------------
Earnings before income taxes                                        41.3            41.3            10.5          25.7
Income tax provision                                                12.4            12.4             3.5           8.6
                                                              -----------    ------------    ------------  ------------
Earnings before cumulative effect of
       change in accounting principle                               28.9            28.9             7.0          17.1
Cumulative effect of change in accounting
       principle, net of tax                                       (13.6)              -               -             -
                                                              -----------    ------------    ------------  ------------
Net earnings                                                 $      15.3    $       28.9    $        7.0  $       17.1
                                                              ===========    ============    ============  ============

Earnings before cumulative effect of change in
    accounting principle per common share
          Basic                                                    $0.75           $0.75           $0.18         $0.43
          Diluted                                                  $0.73           $0.73           $0.17         $0.42

Cumulative effect of change in accounting principle,
    net of tax, per common share
          Basic                                                   ($0.35)              -               -             -
          Diluted                                                 ($0.34)              -               -             -

Earnings per common share
          Basic                                                    $0.39           $0.75           $0.18         $0.43
          Diluted                                                  $0.38           $0.73           $0.17         $0.42

Pro forma amounts assuming change in accounting
    principle is applied retroactively in 2002
       Net earnings                                          $      15.3    $       28.9    $        6.7  $       16.8
       Earnings per common share
          Basic                                                    $0.39           $0.75           $0.17         $0.42
          Diluted                                                  $0.38           $0.73           $0.16         $0.41

Weighted average shares outstanding (000 omitted)
          Basic                                                   38,735          38,735          39,703        39,703
          Diluted                                                 39,764          39,764          40,664        40,664

(A) SEE ACCOMPANYING NOTES TO CONSOLIDATED STATEMENTS OF INCOME


                                  CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                  CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
                                           (MILLIONS OF DOLLARS)


                                                                         THREE MONTHS ENDED MARCH 31,
                                                          -------------------------------------------------------
                                                                2003                         2002
                                                          -----------------  ------------------------------------
                                                              REPORTED           REPORTED         ADJUSTED (A)
                                                          -----------------  -----------------  -----------------
NET SALES
---------
Water and Industrial Process Chemicals                   $    85.8          $     75.6         $    75.6
Performance Products                                         119.8               108.5             108.5
Specialty Materials                                          108.1               103.1             103.1
Building Block Chemicals
    Sales to external customers                               53.7                30.8              30.8
    Intersegment sales                                        16.4                11.6              11.6
                                                            ------              ------            ------
Net sales from segments                                      383.8               329.6             329.6
Elimination of intersegment revenue                          (16.4)              (11.6)            (11.6)
                                                            ------              ------            ------
Total consolidated net sales                             $   367.4          $    318.0         $   318.0
                                                            ======              ======            ======

                                                                      % of                % of             % of
EARNINGS (LOSS) FROM OPERATIONS                                      Sales               Sales             Sales
-------------------------------                                      -----               -----             ------
Water and Industrial Process Chemicals                   $     6.9     8%   $      5.4     7%  $     5.4      7%
Performance Products                                          11.8    10%          6.6     6%        6.6      6%
Specialty Materials                                           22.3    21%         20.5    20%       20.5     20%
Building Block Chemicals                                       4.3     6%         (0.5)   -1%       (0.5)    -1%
                                                            ------              ------            ------
EARNINGS FROM SEGMENTS                                        45.3    12%         32.0    10%       32.0     10%
Corporate and Unallocated                                     (1.2)              (16.6)             (1.8)
                                                            ------              ------            ------
TOTAL CONSOLIDATED EARNINGS FROM OPERATIONS              $    44.1    12%   $     15.4     5%  $    30.2      9%
                                                            ======              ======            ======




(A) SEE ACCOMPANYING NOTES TO CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

                            CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                                  CONSOLIDATED BALANCE SHEETS
                   (MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                MARCH 31,       DECEMBER 31,
                                                                                  2003              2002
                                                                              -------------     ------------
ASSETS
Current assets
    Cash and cash equivalents                                                 $       92.8      $     210.0
    Accounts receivable, less allowance for doubtful accounts
        of $8.0 and $8.8 in 2003 and 2002, respectively                              217.9            199.7
    Other accounts receivable                                                         41.7             39.3
    Inventories                                                                      152.0            131.3
    Deferred income taxes                                                             15.4             17.3
    Other current assets                                                              14.3              7.2
                                                                                -----------       ----------
        Total current assets                                                         534.1            604.8

Investment in associated companies                                                    90.1             90.4
Plants, equipment and facilities, at cost                                          1,408.0          1,383.4
    Less:  accumulated depreciation                                                 (828.1)          (805.5)
                                                                                -----------       ----------
        Net plant investment                                                         579.9            577.9

Acquisition intangibles, net of accumulated amortization                              38.8             39.5
Goodwill                                                                             334.1            334.0
Deferred income taxes                                                                 83.6             71.6
Other assets                                                                          28.3             33.3
                                                                                -----------       ----------
Total assets                                                                  $    1,688.9      $   1,751.5
                                                                                ===========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable                                                          $      112.1      $      99.5
    Accrued expenses                                                                 166.6            175.8
    Current maturities of long-term debt                                                 -             99.9
    Income taxes payable                                                              65.0             55.6
                                                                                -----------       ----------
        Total current liabilities                                                    343.7            430.8

Long-term debt                                                                       216.2            216.0
Pension and other postretirement benefit liabilities                                 353.6            359.3
Other noncurrent liabilities                                                         140.8            122.5
Stockholders' equity
    Preferred stock, 20,000,000 shares authorized, issued and outstanding 4,000 shares, Series C Cumulative,
        $.01 par value at liquidation value of $25 per share                           0.1              0.1
    Common stock, $.01 par value per share,
        150,000,000 shares authorized, issued 48,132,640 shares                        0.5              0.5
    Additional paid-in capital                                                       129.7            131.1
    Retained earnings                                                                920.7            905.5
    Unearned compensation                                                             (5.3)            (6.8)
    Minimum pension liability adjustment                                             (98.0)           (98.0)
    Unrealized gains (losses) on derivative instruments                               (0.2)               -
    Accumulated translation adjustments                                              (13.3)           (18.8)
    Treasury stock, at cost,
        9,631,932 shares in 2003 and 9,332,671 shares in 2002                       (299.6)          (290.7)
                                                                                -----------       ----------
        Total stockholders' equity                                                   634.6            622.9
                                                                                -----------       ----------
Total liabilities and stockholders' equity                                    $    1,688.9      $   1,751.5
                                                                                ===========       ==========

                              CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (MILLIONS OF DOLLARS)

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                  -------------------------
                                                                                      2003         2002
                                                                                      ----         ----
Cash flows provided by (used for) operating activities
    Net earnings                                                                   $     15.3   $      7.0
    Noncash items included in earnings:
      Dividends from associated companies greater (less) than earnings                    0.6         (1.1)
      Depreciation                                                                       21.6         20.1
      Amortization                                                                        1.2          1.9
      Deferred income taxes                                                             (10.3)        (0.7)
      Loss on asset write-off                                                               -          7.2
      Cumulative effect of change in accounting principle, net of tax                    13.6            -
      Other                                                                                 -         (0.1)
    Changes in operating assets and liabilities
      Trade accounts receivable                                                         (16.6)       (11.9)
      Other receivables                                                                  (2.4)         4.6
      Inventories                                                                       (19.5)        (4.4)
      Accounts payable                                                                   12.3          2.5
      Accrued expenses                                                                   (9.2)         8.1
      Income taxes payable                                                               17.7         (0.1)
      Other assets                                                                       (2.7)        (2.1)
      Other liabilities                                                                 (11.5)        (9.4)

                                                                                     ---------    ---------
Net cash flows provided by operating activities                                          10.1         21.6
                                                                                     ---------    ---------

Cash flows provided by (used for) investing activities
    Additions to plants, equipment and facilities                                       (18.9)       (11.6)
    Proceeds received on sale of assets                                                   0.1            -

                                                                                     ---------    ---------
Net cash flows used for investing activities                                            (18.8)       (11.6)
                                                                                     ---------    ---------

Cash flows provided by (used for) financing activities
    Proceeds from the exercise of stock options                                           1.7          0.6
    Purchase of treasury stock                                                          (11.3)        (2.9)
    Repayment of long term debt                                                        (100.0)           -

                                                                                     ---------    ---------
Net cash flows used for financing activities                                           (109.6)        (2.3)
                                                                                     ---------    ---------

Effect of exchange rate changes on cash and cash equivalents                              1.1         (0.9)

                                                                                     ---------    ---------
Increase (decrease) in cash and cash equivalents                                       (117.2)         6.8

Cash and cash equivalents, beginning of period                                          210.0         83.6

                                                                                     ---------    ---------
Cash and cash equivalents, end of period                                           $     92.8   $     90.4
                                                                                     =========    =========

                   NOTES TO CONSOLIDATED STATEMENTS OF INCOME:

The adjusted Consolidated Statement of Income for the three months ended March 31, 2003 excludes a one-time, after-tax charge of $13.6 million for the cumulative effect of a change in accounting principle resulting from the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143).

Due to the large amount of net restructuring charges in the first quarter of 2002, the Company has provided the adjusted Consolidated Statement of Income for the three months ended March 31, 2002 reflecting the reported results adjusted for the items detailed below.

- Manufacturing cost of sales excludes a net restructuring charge of $10.8 million pre-tax.

- Selling and technical services excludes a net restructuring charge of $2.1 million pre-tax.

- Research and process development excludes a restructuring charge of $1.0 million pre-tax.

- Administrative and general excludes a restructuring charge of $0.9 million pre-tax.

- Equity in earnings of associated companies excludes a restructuring charge of $0.4 million pre-tax representing the Company's 50% share of restructuring charges recorded by CYRO Industries Inc.

- Income tax provision includes an additional $5.1 million reflecting the tax effect of the net restructuring charges noted above.

The Consolidated Statements of Income for the three months ended March 31, 2002 include pro forma net earnings and earnings per common share reflecting the effect of retroactively applying SFAS 143.

NOTES TO CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

The adjusted Consolidated Net Sales and Earnings from Operations by Business Segment for the three months ended March 31, 2002 excludes a net restructuring charge of $14.8 million from Corporate and Unallocated loss from operations.


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